Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETITION AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2008 by and between PowerSecure International, Inc., a Delaware corporation (the “Company”), and Christopher T. Hutter, an individual residing in the State of North Carolina (“Officer”).
Recitals
     WHEREAS, Officer was engaged as an employee and appointed as the Vice President and Chief Financial Officer of the Company on December 10, 2007; and
     WHEREAS, the Company and Officer entered into an Employment and Non-Competition Agreement on December 10, 2007, setting forth the terms and conditions of Officer’s employment with the Company; and
     WHEREAS, the Company and Officer desire to amend certain terms and conditions of this Agreement in order to achieve compliance with Section 409A of the Internal Revenue Code of 1986, as amended (as amended, modified or supplemented from time to time, “Section 409A”), and the Treasury Regulations promulgated thereunder (as amended, modified or supplemented from time to time); and
     WHEREAS, the Company desires to continue to employ Officer, and Officer desires to continue to serve the Company, upon the terms and subject to the conditions set forth herein;
Agreement
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Officer, intending to be legally bound hereby, agree as follows:
     Section 1. Employment. The Company hereby agrees to continue to employ Officer, and Officer hereby agrees to continue to serve as an employee of the Company, upon the terms and subject to the conditions set forth herein.
     Section 2. Term. The term of Officer’s employment hereunder shall continue until and expire on December 10, 2012, unless earlier terminated in accordance with the provisions of Section 5. In the event that this Agreement has not been earlier terminated in accordance with the provisions of Section 5, the term of Officer’s employment hereunder shall be automatically extended without further action by the Company or Officer for additional successive one-year periods unless either party, for any reason or no reason, shall have given written notice of termination to the other party no less than 90 days prior to the commencement of any one-year extension period. The term of Officer’s employment hereunder, including any extension period, is sometimes hereinafter referred to as the “Employment Term.”

     Section 3. Duties of Officer.
          (a) General Duties and Responsibilities. During and throughout the Employment Term, Officer shall faithfully and diligently, to the best of his ability, serve as the Vice President and Chief Financial Officer of the Company, and in such additional management offices and capacities and with such additional titles and duties as shall be designated by the Company’s Board of Directors (the “Board”) during the Employment Term, shall have the authority and perform the duties and responsibilities customary for such offices, shall report to the Chief Executive Officer of the Company (the “CEO”) and to the Board, and shall have such other duties as may be assigned to him from time to time by the CEO and the Board. Officer shall perform his duties hereunder in accordance with the policies from time to time established and amended by the Company and in accordance with all applicable laws and regulations. Officer shall use his best efforts to promote the best interests of the Company. Officer shall always be subject to the direction, approval and control of the CEO and the Board in the performance of his duties. Officer acknowledges and agrees that he may be required by the Company, without additional compensation, to perform services for any other entity controlling, controlled by, under common control with or otherwise affiliated with, the Company (any such entity hereinafter referred to as an “Affiliate”), and to accept such office or position with any Affiliate as the Board may reasonably require, including but not limited to service as an officer and/or director of an Affiliate.
          (b) Performance of Services. During and throughout the Employment Term, Officer shall devote his full time, attention, skill, ability and energy during normal business hours (and outside such hours when reasonably necessary to perform Officer’s duties hereunder) exclusively to the business and affairs of the Company and the performance of his duties under this Agreement. Officer shall not, directly or indirectly, render any services of a business, commercial or professional nature to any Person without the prior written consent of the Board; provided, however, that the provisions this Section 3(b) shall not preclude Officer from devoting time, ability, energy and attention outside normal business hours throughout the Employment Term to reasonable participation in community, civic, charitable or similar organizations, or the pursuit of personal legal and financial affairs (including complying with Section 6 of the General Release Agreement between Officer and ADVO, Inc., his previous employer) which do not interfere or conflict with the performance of Officer’s duties hereunder and are not adverse to the business or best interests of the Company.
          (c) Place of Employment. Officer shall perform his services hereunder at the Company’s principal executive offices in Wake Forest, North Carolina or at such other location as mutually agreed with the Board; provided, however, that Officer agrees to undertake all reasonable travel required by the Company to be conducted in connection with the business of the Company and the performance of Officer’s duties hereunder.
     Section 4. Compensation. During and throughout the Employment Term, as compensation for the services performed and other covenants made by Officer to the Company hereunder, the Company shall pay and provide or cause to be provided to Officer the following:
          (a) Base Salary. The Company shall pay Officer a base salary equal to $275,000 per year (the “Base Salary”), payable in approximately equal installments in accordance with the Company’s customary payroll practices. Officer’s Base Salary shall be reviewed by or under the authority of the Board (through its Compensation Committee) no less frequently than annually and may be increased (but never decreased) in the sole discretion of the Board or the Compensation Committee (although neither the Board nor the Compensation Committee has any obligation to do so) based upon whatever factors the Board or the Compensation Committee deems appropriate including, but not limited to, Officer’s individual performance, the overall performance, profitability and prospects of the Company and prevailing economic and industry factors.
          (b) Bonuses. So long as he remains employed with the Company, Officer shall be entitled to receive the following bonuses:
               (i) Annual Performance Bonus. Officer shall be eligible to receive a bonus in a target amount of 35% of his Base Salary, as from time to time in effect, for excellent service to the Company, based upon the achievement of such performance goals as shall be established annually by the Compensation Committee of the Board based in part upon the recommendation of the CEO.
               (ii) General Bonus Program. Officer’s eligibility to participate in any other bonus program or any other form of profit-sharing participation for senior executive officers of the Company not expressly provided for in this Agreement shall be in the sole discretion of the Board or the Compensation Committee.
          (c) Restricted Stock Grant. The Company has granted to Officer an award of Restricted Shares (as defined below) under the Company’s 1998 Stock Incentive Plan, as amended and restated from time to time, upon the following terms and conditions. The award consists of 25,000 shares of Common Stock, par value $.01 per share, of the Company (the “Restricted Shares”) that are subject to the terms and conditions of the form of Restricted Stock Agreement attached hereto as Exhibit A, and shall include 2,500 Restricted Shares that vest on the date of this Agreement, 12,500 Restricted Shares that vest on December 10, 2012, provided Officer has been employed continuously with the Company from the date hereof through such vesting date, subject to earlier vesting under certain circumstances as provided in the Restricted Stock Agreement (the “Service Restricted Shares”); and (ii) 10,000 Restricted Shares that vest in four equal annual installments for fiscal years 2008 through 2011 based upon performance targets set forth in the Restricted Stock Agreement (the “Performance Restricted Shares”). In the event of a Change in Control of the Company (either as defined below or as defined in the Company’s 1998 Stock Incentive Plan, as amended and restated, under which the Restricted Shares are issued), any unvested Restricted Shares (regardless of whether they are Service Restricted Shares or Performance Restricted Shares) shall immediately vest in full upon the effective date of the Change in Control.
          (d) Vehicle. The Company shall provide to Officer a Company-owned or leased vehicle suitable and appropriate for Officer to perform his duties hereunder, and Officer shall be permitted to use such vehicle for personal use so long as it is not used for any purpose that violates applicable law or is detrimental to the Company. In lieu of the foregoing, but only with the consent of Officer, the Company may pay an automobile allowance to Officer in an amount sufficient to meet its obligations in this Section 4(d).
          (e) Relocation Expenses. The Company shall reimburse Officer for the reasonable out-of-pocket expenses incurred by Officer (subject to providing reasonable documentation to the Company thereof) in connection with (i) Officer’s efforts to locate a principal residence in the Raleigh/Wake Forest, North Carolina area and then relocating his family and possessions to such new residence (excluding real estate commissions, housing costs and mortgage expenses), and (ii) Officer’s living expenses in Wake Forest while he serves the Company prior to such relocation (which living expenses shall include lodging expenses at a hotel designated by the CEO). All such reimbursements are subject to the Company’s prior receipt of written supporting documentation of such expenses.
          (f) Employee Benefit Plans. Officer shall be entitled to participate in all pension, 401(k), retirement, life, disability and health insurance, hospitalization, major medical and other the employee benefit plans and arrangements, if any (as in effect and as amended from time to time), to the extent that his position, tenure, salary, age, health and other qualifications make his eligible to participate, generally made available by the Company to comparable level employees, subject to and on a basis consistent with the terms, rules and regulations, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing sentence, the Company may discontinue at any time any such employee benefit plan or arrangement, to the extent permitted by the terms of such plans or arrangements, and shall not be required to compensate Officer for the elimination of any such employee benefit plans or arrangements.
          (g) Expenses. The Company shall, upon presentment by Officer of appropriate receipts and vouchers therefor, reimburse Officer for all reasonable, ordinary and necessary out-of-pocket business expenses incurred by Officer in connection with the performance of his duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with and subject to the normal policies and procedures of the Company.
          (h) Vacation. Officer shall be entitled to reasonable paid vacation time in accordance with the policies of the Company applicable to executive officers of the Company.
     Section 5. Termination of Employment. Notwithstanding the provisions of Section 2, the Employment Term and Officer’s employment hereunder shall terminate as follows:
          (a) Death. Officer’s employment hereunder shall automatically terminate upon his death, and the Company shall pay to his designated beneficiaries (or, if none, to his estate) the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of his death, including, if he dies on or after July 1 of any fiscal year, a prorated portion of any bonus that would have been earned based on criteria established by the Board for that fiscal year, but for his death (a “Stub Bonus”).
          (b) Disability. The Company shall have the right, in its sole discretion, to terminate Officer’s employment hereunder in the event of Officer’s Disability (as defined below) upon giving at least 30 days written notice to Officer of its intention to terminate Officer’s employment. In such event, the Company shall pay to Officer the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of termination. Upon termination by the Company in the event of Officer’s Disability, Officer shall be entitled to receive the following: (i) the accrued but unpaid portion of his Base Salary and any bonuses and other compensation that are earned, accrued or vested but unpaid through the date of termination, including, if notice of Disability is given on or after July 1 of any fiscal year, any Stub Bonus applicable to that fiscal year; (ii) an amount equal to one-half of the full Severance Amount, computed and payable as provided in Section 5(j), except that the Severance Amount shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices over the 12 months following the termination of Officer’s employment; (iii) an amount equal to one-half of the full Separation Bonus, computed and payable as provided in Section 5(k), except that the average Bonus shall be computed based only on the three fiscal years preceding the fiscal year in which Officer’s employment is terminated (or, if less, the number of fiscal years preceding his termination that Officer has been employed hereunder); (iv) for a period of two years from the date of termination, the Company shall pay for, or otherwise provide for at Company expense, the continuation of the same (if available, and to the extent not available similar) life, accidental death, disability, medical, dental and other insurance plans and benefits in which Officer and his family participated prior to such termination; and (v) any other rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination. For purposes of this Agreement, “Disability” means the physical or mental inability of Officer, due to illness, accident or other incapacity, to effectively perform the essential functions of his duties hereunder for any period of 90 consecutive days, or 180 days during any twelve-month period, or which results from an incapacity determined to be total and permanent as determined by an independent physician selected by the Company.
          (c) By the Company for Cause. The Company shall have the right, in its sole discretion, to terminate Officer’s employment hereunder at any time for Cause (as defined below) immediately upon giving written notice of termination to Officer. Upon his termination for Cause, Officer shall be entitled to receive only the accrued but unpaid portion of his Base Salary through the date of termination, plus any accrued and vested but unpaid bonuses and other compensation as of such date, but Officer shall not be entitled to any other bonus or incentive compensation for the fiscal year in which he was terminated. In addition, any unvested portion of any option to purchase shares of Common Stock, and any unvested portion of the Restricted Shares, shall expire without vesting. Officer shall have no right to receive any other or further compensation or benefits. For purposes of this Agreement, “Cause” means only the following:
               (i) The failure or refusal by Officer to perform any of his material duties hereunder, or the breach by Officer of any of his obligations, covenants, representations, warranties or acknowledgments hereunder, which failure, refusal or breach is confirmed by a resolution adopted by the Board and that remains unremedied or uncured for a period of 30 consecutive days after specific written notice thereof is given to Officer by on or behalf of the Board;
               (ii) Any act of dishonesty, fraud, breach of fiduciary duty or bad faith by Officer that is materially detrimental to the Company or that results in substantial personal enrichment of Officer; or
               (iii) The conviction of Officer, or the entering of a guilty plea or a plea of no contest by Officer with respect to (A) a felony, or (B) a misdemeanor that involves theft, fraud or dishonesty, results in Officer’s imprisonment or materially impairs Officer’s ability to perform his duties hereunder or materially damages the reputation or business of the Company.
          (d) By the Company Without Cause. The Company shall have the right, in its sole discretion, to terminate Officer’s employment hereunder at any time, without Cause, which termination shall be effective upon the giving of written notice of such termination to Officer (or at such later date as the notice provides). In such event, Officer shall be entitled to receive the following: (i) all amounts of the Base Salary and any bonuses and other earned but unpaid compensation that are earned, accrued or vested but unpaid through the date of termination; (ii) an amount equal to the Severance Amount, computed and payable as provided in Section 5(j); (iii) an amount equal to the Separation Bonus, computed and payable as provided in Section 5(k); (iv) any unvested portion of the Restricted Shares shall vest as follows: (A) the Service Restricted Shares, if then unvested, shall immediately vest, and (B) the unvested Performance Restricted Shares applicable for the fiscal year in which the termination occurs shall vest in the event the Company attains the applicable Performance Goal for that fiscal year; (v) for a period of two years from the date of termination, the Company shall pay for, or otherwise provide for at Company expense, the continuation of the same (if available, and to the extent not available similar) life, accidental death, disability, medical, dental and other insurance plans and benefits in which Officer and his family participated prior to such termination; and (vi) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
          (e) By Officer. Officer agrees not to voluntarily terminate his employment hereunder, except by giving at least 60 days written notice to the Company. Upon such voluntary termination by Officer, Officer shall be entitled to receive only the following: (i) the accrued but unpaid portion of his Base Salary and any bonuses and other compensation that are earned, accrued or vested but unpaid through the date of termination; and (ii) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
          (f) Compensation Upon Termination of Employment Following a Change in Control.
               (i) Amount of Compensation. If, during the Employment Term, a Change in Control (as defined below) of the Company occurs, and within three years after such date the Company shall terminate Officer’s employment without Cause or the employment of Officer shall be terminated by Officer for any reason, then:
(A) The Company shall pay to Officer in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
(I) To the extent not theretofore paid, the Base Salary through the date of termination at the rate in effect on the date the notice of termination was given along with any earned but unpaid bonuses or other compensation; and
(II) the Severance Amount;
(III) the Separation Bonus; and

(IV) In the case of compensation previously deferred by Officer, all amounts of such compensation previously deferred and not yet paid by the Company; and
(B) The Company shall, promptly upon submission by Officer of supporting documentation, pay or reimburse to Officer all costs and expenses paid or incurred by Officer prior to the date of termination which would have been payable under this Agreement if Officer’s employment had not terminated; and
(C) For a period of two years from the date of termination, Officer and his family shall be permitted to continue to participate in all life, accidental death, disability, medical, dental and other insurance plans of the Company. If, despite the provisions of this Section 5(f), benefits shall not be available under any of such plans because Officer is no longer an employee of the Company, then the Company itself shall, to the extent necessary, pay or provide for payment of similar benefits to Officer and/or Officer’s family.
               (ii) Definition of Change in Control. For the purpose of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred only if:
(A) Any person or group (as such terms are used in Sections 13 (d) (3) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; or
(B) Individuals who, as of any given date, constitute the Board of Directors of the Company (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board within 12 months after such date, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-fifths of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; or
(C) Consummation by the Company of a reorganization, merger, combination, or consolidation, in each case, unless, following such reorganization, merger, combination, or consolidation, (I) more than 50% of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, combination or consolidation and the aggregate voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to such reorganization, merger, combination, or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger, combination, or consolidation, and (II) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, combination or consolidation; or
(D) Approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity with respect to which following such sale or other disposition the conditions described in clauses (I) and (II) of Section 5(f)(ii)(C) are satisfied.
               (iii) Legal Expenses. In the event the Company fails to pay any amounts or to provide any benefits due to Officer hereunder in the event of a Change in Control within 30 days after Officer gives the Company written notice thereof, Officer shall be entitled to commence an action against the Company to recover such amounts due to him and, if he prevails in the action, shall be entitled to receive his attorneys fees and expenses in such action.
          (g) Expiration of Employment Term. In the event of the expiration of the Employment Term (including any renewal or extension period hereunder) without further renewal or extension, Officer shall be entitled to receive (i) all amounts of the Base Salary and any bonuses and other compensation earned, accrued or vested but unpaid through the date of expiration, including, if such expiration occurs on or after July 1 of any fiscal year, any Stub Bonus applicable to that fiscal year; (ii) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Officer shall not attain vested status in any plans or benefits in which he is not vested on the date of termination; and (iii) an amount equal to one-half of the full Severance Amount, computed as provided in Section 5(j), payable in approximately equal installments in accordance with the Company’s customary payroll practices over the 12 months following the termination of Officer’s employment, provided that the expiration of the Employment Term was not the result of Officer giving written notice of termination as provided in Section 2; (iv) an amount equal to one-half of the full Separation Bonus, computed and payable as provided in Section 5(k), provided that the expiration of the Employment Term was not the result of Officer giving written notice of termination as provided in Section 2; and (v) for a period of one year from the date of termination, the Company shall pay for, or otherwise provide for at Company expense, the continuation of the same (if available, and to the extent not available similar) life, accidental death, disability, medical, dental and other insurance plans and benefits in which Officer and his family participated prior to such termination;.
          (h) No Further Obligation to Officer. The payments and benefits (if any) required to be made or provided to Officer pursuant to this Section 5 shall be in full and complete satisfaction of, and shall constitute the full settlement and release of the Company by Officer with regard to, all obligations of the Company owed to Officer pursuant to this Agreement. After the date of termination of Officer’s employment hereunder, the Company shall have no further obligations to Officer under this Agreement except as otherwise set forth herein.
          (i) Survival of Officer’s Obligations. Notwithstanding the termination of this Agreement by either party hereto for any reason, the obligations of Officer under Section 6 and the other provisions thereof shall survive the termination or expiration of this Agreement or Officer’s employment hereunder and shall remain in full force and effect for the period provided therein.
          (j) Computation and Payment of Severance Amount. For purposes of this Agreement, the term “Severance Amount” shall mean an amount equal to two times the highest Base Salary of Officer during the Employment Term. The Severance Amount shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices over the 24 months following the termination of Officer’s employment hereunder.
          (k) Computation and Payment of Separation Bonus. For purposes of this Agreement, the term “Separation Bonus” shall mean an amount equal to two times the average bonus awarded to Officer for the two fiscal years of the Company immediately preceding the fiscal year in which Officer’s employment is terminated and of the bonus that would have been awarded to Officer (if his employment had not terminated) for the fiscal year in which his employment is terminated based on any objective criteria established during that fiscal year by the Board, or, if greater, for the three fiscal years preceding the fiscal year in which his employment is terminated; provided, however, that (i) in the event Officer’s employment is terminated prior to December 31, 2010, then the Separation Bonus shall be based upon the average bonus awarded to Officer for the fiscal years of his employment hereunder, and (ii) in any event, the Separation Bonus shall be no more than one times the Severance Amount. The Separation Bonus shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices over the period commencing upon the termination of Officer’s employment hereunder and continuing through March 14 of the calendar year following such termination.
          (l) Release of Claims. Upon termination of Officer’s employment for any reason, other than by the Company for Cause, Officer agrees to execute a release of all claims against the Company and its subsidiaries, affiliates, directors, officers, employees, stockholders, agents an representatives, substantially in the same form as standard releases used by the Company in employee terminations, and the Company agrees to execute a similar mutual release of all claims against Officer.
          (m) Indemnification. The Company shall not take any action, after the termination of Officer’s employment hereunder, that adversely affects Officer’s rights to indemnification against the Company that accrued during the Employment Term.
     Section 6. Covenants. In consideration in part for the compensation to be paid to Officer hereunder by the Company, and in order to induce the Company to enter into this Agreement, Officer hereby makes the following covenants to the Company:
          (a) Covenant Not to Compete. During the Employment Term and for a period of (i) two years, in the event Officer receives the full Severance Amount set forth in Section 5(c), and (ii) one year, in all other events (the “Restricted Period”), Officer shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, Officer, director, partner, manager, member, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, invest in, engage in, have a financial interest in, be in any other way connected or affiliated with, or render advice or services to, any Person that is in competition with the Company in the United States or in any other country in which the Company does a material amount of business or otherwise has material operations.
               (i) Competition with the Company. For purposes of this Agreement, (A) the phrase “in competition with the Company” shall be deemed to include competition with the Company and its subsidiaries and Affiliates, or their respective successors or assigns, or the businesses of any of them, and (B) a business shall be deemed to be in competition with the Company if it is engaged in any business activity or has products or services that are the same or similar to the material business activities, products or services of the Company during the Employment Term. Notwithstanding the foregoing, nothing herein contained shall prevent Officer from acquiring and holding for investment up to five percent (5%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or the Nasdaq Stock Market or in the over-the-counter market.
               (ii) Interpretation of Covenant. The parties hereto acknowledge and agree that the duration and area for which the covenant not to compete set forth in this Section 6(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Company and its business and good will, and Officer hereby waives any objections to or defenses in respect thereof. In the event that any court determines that any portion of the time period or the area, or both of them, are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 6(a) shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable, illegal or invalid so that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 6(a) shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where the covenant is intended to be effective and is not proscribed by law.
          (b) Covenant Regarding Disclosure or Use of Confidential Information.
               (i) Officer acknowledges that during the Employment Term and as a result of his employment by the Company, he has and will continue to learn, obtain and have access to confidential and proprietary information regarding the business and affairs of the Company and its Affiliates. Officer hereby agrees that at all times during and after the Employment Term he shall keep strictly confidential and hold in confidence all Confidential Information (as defined below), and shall not, directly or indirectly, use any Confidential Information for Officer’s own benefit or for the benefit of any other Person or divulge, disclose, communicate or otherwise reveal any Confidential Information to any Person in any manner whatsoever, other than to the directors, employees and agents of the Company, and then only in the course of the Company’s affairs to the extent necessary for them to perform services to and responsibilities on behalf of the Company, or to any other Persons but only to the extent necessary for Officer to perform his duties and responsibilities to the Company hereunder .
               (ii) As used herein, “Confidential Information” means any and all information, however documented, which is confidential property or otherwise non-public, related to the business and affairs of the Company and its Affiliates, including, but not limited to, their assets, properties, operations, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; the identity and location of all past, present and prospective customers, suppliers, affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings with the Company; trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by the Company; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques; and any other information known to Officer to be confidential, proprietary, secret or otherwise non-public information.
               (iii) Officer hereby acknowledges and agrees that, as between the Company and Officer, all of the Confidential Information, however documented, whether or not developed, created or modified by Officer, is the exclusive property of the Company.
               (iv) Upon the termination or expiration of the Employment Term, Officer shall leave with or return to the Company, without making or retaining any copies, or other records of, all Confidential Information including all copies, summaries, abstracts thereof and all memoranda, notes, records, reports, books, letters, customer lists, manuals and other writings or documents whatsoever pertaining thereto. Notwithstanding the foregoing, as used herein Confidential Information does not mean or include any information that is generally available to the public other than as a result of a direct or indirect disclosure by Officer.
          (c) Covenants Regarding Business Relationships. Officer agrees that during and throughout the Employment Term and the Restricted Period, except when acting on behalf of the Company, he shall not, directly or indirectly, (i) employ, solicit, induce, engage or cause any director, officer, employee, independent contractor, consultant, salesman or other agent of the Company (whether now or hereafter engaged by the Company) to (A) terminate his employment or engagement with the Company, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of the Company; or (ii) solicit any clients or customers of the Company for a competitive purpose or interfere in any business relationship between the Company and any other Person, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, lender or customer of the Company. Officer shall not, at any time during or after the Employment Term, disparage the business reputation of the Company or any of its shareholders, directors, officers, employees or agents or take actions that are harmful to the Company’s good will with others.
          (d) Intellectual Property. During and throughout the Employment Term and the Restricted Period, Officer agrees to disclose to the Company any and all ideas, improvements, techniques, modifications, processes, inventions, developments, discoveries, trade secrets, trademarks, service marks, copyrights, trade names, business plans and any work of authorship (“Intellectual Property”) developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of, by Officer during the Employment Term, either by himself or in conjunction with any other Person, which relates in any way, directly or indirectly, or may be useful in any manner in the business of the Company or its Affiliates, and any such item that is based upon or utilizes Confidential Information, whether or not the Company or its Affiliates obtains a patent, trademark, service mark or copyright thereon. Officer hereby agrees that the Intellectual Property shall become and remain the sole and exclusive property of the Company. Officer hereby acknowledges that all of Officer’s writing, works of authorship and other Intellectual Property are works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Officer shall, at the request and cost of the Company or any of its Affiliates, render assistance as the Company deems necessary or desirable to secure, prosecute and/or defend the rights thereto by patent, trademark, service mark, copyright to otherwise to the Company or its Affiliates, including without limitation the assignment, transfer and conveyance to the Company or its Affiliates of all of Officer’s right, title and interest in and to the Intellectual Property.
          (e) Officer’s Acknowledgment. The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Officer agrees the covenants contained within this Section 6 (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of the Company; (ii) are not oppressive to Officer; (iii) do not impose any greater restraint on Officer than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Company; and (iv) will not, upon the termination, of Officer’s employment with the Company for any reason whatsoever, cause Officer to be unable to earn a living that is suitable and acceptable to Officer.
          (f) Equitable Relief. Officer hereby acknowledges and agrees that his services to be rendered to the Company hereunder and his obligations contained in this Section 6 are of special, unique and personal character which gives them a peculiar value to the Company, that the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Officer breaches any obligations under this Section 6, and that the provisions of this Section 6 are reasonable and necessary to protect the business of the Company. Officer therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions without posting bond or other security in the event of any actual or threatened breach of any such obligation by Officer and without the necessity of proving actual damages, and to discontinue any salary, bonus, benefits and/or insurance continuation provided hereunder. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, and Officer agrees that all remedies of the Company are cumulative.
          (g) Nature of Covenants. Officer’s covenants in Section 6 are independent covenants, and the existence of any claim by Officer against the Company under this Agreement or otherwise will not excuse Officer’s breach of, or waive Officer’s obligation to perform, any covenant in this Section 6. If Officer’s employment hereunder terminates for any reason, or the Employment Term expires, this Section 6, and the other terms and conditions of this Agreement necessary or appropriate to enforce the covenants of Officer in Section 6, shall survive and remain in full force and effect.
     Section 7. Representations and Warranties of Officer. Officer represents and warrants to the Company that (a) Officer is under no contractual or other restriction, arrangement or obligation which is or will be breached by or in conflict or inconsistent with his execution and delivery of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (b) Officer is under no physical or mental disability or incapacity that would hinder the performance of his duties under this Agreement.

     Section 8. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all or substantially all of its assets to another entity which assumes all of the Company’s obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein shall mean such other entity, and this Agreement shall continue in full force and effect.
     Section 9. Officer Acknowledgment; Counsel. Officer acknowledges by executing this Agreement and delivering it to the Company that (i) he has read all of the terms and conditions hereof, including his obligations, covenants, representations and warranties to the Company; (ii) the covenants of Officer in Section 6 are essential elements of this Agreement, and the Company would not have entered into this Agreement without Officer’s agreement to comply with such covenants; (iii) each and every term, covenant and restriction in this Agreement is reasonable and necessary for the proper protection of the Company’s business; and (iv) he has been advised by the Company that he should consult with independent counsel of his choice and have such counsel review this Agreement and render advice thereon to Officer, and Officer has either done so or voluntarily elected not to do so.
     Section 10. Taxes. All payments required to be made by the Company hereunder to Officer shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.
     Section 11. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     Section 12. General Provisions.
          (a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware, without giving effect to any conflict or choice of law principles or rules.
          (b) Amendment. This Agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this Agreement executed by both parties hereto.
          (c) Assignment. Neither the Agreement, nor any rights, obligations or duties hereunder, may be assigned or delegated by any party hereto without the prior written consent of the other party hereto; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock or assets, or upon any merger, consolidation or reorganization of the Company with or into any other Person, so long as such successors or assigns assume all of the

Company’s obligations hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
          (e) Entire Agreement.
               (i) This Agreement (along with the Restricted Stock Agreement) sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties hereto relating to the subject matter hereof.
               (ii) Officer acknowledges that from time to time, the Company may establish, maintain or distribute the employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personal policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any the employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.
          (f) Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery; (ii) upon confirmation of receipt when sent by facsimile transmission; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to the following addresses:
If to the Company:
PowerSecure International, Inc.
1609 Heritage Commerce Boulevard
Wake Forest, NC 27587
Attn: Chief Executive Officer
Telephone: (919) 556-3056
Facsimile: (919) 556-3596
With copies to:
Paul R. Hess, Esq.
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 E. State Street, Suite 1800

Columbus, Ohio 43215
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
If to Officer to:
Christopher T. Hutter

Telephone: (___)
Any party hereto may send any notice, demand, request, election or other communication to the intended recipient at its address set forth above using any other means (such as expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient. Any party hereto may change its designated address by giving written notice to all other parties.
          (g) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.
          (h) Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation: (i) the parties hereto shall agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement shall remain in full force and effect, and the application of such provision in any other situation shall not be affected.
          (i) Counterparts. This Agreement may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          (j) Headings. The headings used herein are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
          (k) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any Person other than the parties hereto and their respective successors and permitted assigns.
          (l) Further Assurances. The parties hereto agree to take or cause to be taken all actions, which are necessary, convenient or desirable in order to effect the transactions contemplated by this Agreement.
          (m) Best Efforts. Each of the parties hereto shall act in good faith and use its best efforts to bring about the transactions contemplated by this Agreement.
          (n) Expenses. Except as otherwise expressly provided herein, each of the parties to this Agreement shall pay his or its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.
          (o) Construction. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
          (p) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would suffer irreparable damage for which an adequate remedy at law would not be available in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the parties hereto agrees that the non-breaching parties shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction to prevent breaches of, and to specifically enforce, the provisions of this Agreement.
          (q) Section 409A. This Agreement is intended to comply with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in the event that either the Company or Officer reasonable believes that any provision of this Agreement would subject Officer to any excise or additional tax, interest, charges or penalties under Section 409A (“409A Charges”), then the Company shall have the right to take any actions and to modify any provision hereunder required to comply with Section 409A or to minimize any such 409A Charges with respect to any payment or benefit due to Officer under this Agreement, including delaying making or providing payments or benefits due to Officer hereunder until six months after the date of termination of Officer’s employment hereunder, provided that all such payments and benefits due to Officer hereunder that are so delayed or deferred shall be made or provided at the earliest time practicable without Officer incurring such 409A Charges, and further provided that any such modification or deferral does not adversely affect, in any material respect, the economic benefit to Officer of such payments or benefits.
          (r) Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:
               (i) Any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.
               (ii) The term “including” means “including, without limitation”.

               (iii) The term “Entity” means and includes a corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, governmental or regulating body or authority, or any other form of business or entity.
               (iv) The term “Person” means and includes an individual and an Entity.
               (v) The number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.
               (vi) The terms “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.
               (vii) Each reference to a Section means such Section of this Agreement.
               (viii) The term “fiscal year” in reference to the Company shall mean the year ending December 31, or such other date as the Company designates as its fiscal year in its financial statements.
*     *     *     *     *     *     *     *     *

     IN WITNESS WHEREOF, this Amended and Restated Employment and Non-Competition Agreement has been executed and delivered by or on behalf the parties hereto, effective as of the date first above written.

THE COMPANY: Powersecure International, Inc.
By:	/s/ Sidney Hinton
Sidney Hinton, President and CEO

Attest:
By:	/s/ John A. Andy Miller
John A. (Andy) Miller, Chairman of the
Compensation Committee

OFFICER:
/s/ Christopher T. Hutter
Christopher T. Hutter